Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Professional Diversity Network, LLC on Form S-1 of our report dated April 16, 2012 with respect to our audits of the financial statements of Professional Diversity Network, LLC d/b/a iHispano.com, formerly known as iHispano.com LLC d/b/a Professional Diversity Network, as of December 31, 2011 and 2010 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

April 16, 2012